EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-174043) and Form S-8 (No. 333-151317), of Western Gas Partners, LP and subsidiaries of our report dated May 22, 2012, with respect to the consolidated balance sheets of Western Gas Partners, LP and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the Current Report on Form 8-K of Western Gas Partners, LP and subsidiaries dated May 22, 2012.

/s/ KPMG LLP

Houston, Texas

May 22, 2012